As filed with the Securities and Exchange Commission on July 27, 2021

Registration No. 333-224557

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 8

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Delaware	6153	36-4608739
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13241 Bartram Park Blvd., Suite 2401

Jacksonville, Florida 32258

(302) 752-2688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel M. Wallach

Chief Executive Officer

13241 Bartram Park Blvd., Suite 2401

Jacksonville, Florida 32258

(302) 752-2688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Michael K. Rafter, Esq.

Erin Reeves McGinnis, Esq.

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, Georgia 30363

Telephone: (404) 322-6000

Facsimile: (404) 322-6050

Approximate date of commencement of proposed sale to the public:

This Post-Effective Amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-224557

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☒

Explanatory Note

This Post-Effective Amendment No. 8 to the Registration Statement on Form S-1 (Registration No. 333-224557) of Shepherd’s Finance, LLC is filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely to add an exhibit not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit No.	Name of Exhibit
4.1	Amendment No. 2 to Indenture Agreement (including Form of Note)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 8 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 27, 2021.

SHEPHERD’S FINANCE, LLC

By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 8 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel M. Wallach	Chief Executive Officer and Manager	July 27, 2021
Daniel M. Wallach	(Principal Executive Officer)

/s/ Catherine Loftin	Chief Financial Officer	July 27, 2021
Catherine Loftin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kenneth R. Summers*	Manager	July 27, 2021
Kenneth R. Summers

/s/ Eric A. Rauscher*	Manager	July 27, 2021
Eric A. Rauscher

/s/ Gregory L. Sheldon**	Manager	July 27, 2021
Gregory L. Sheldon

*By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Attorney-in-Fact, pursuant to Power of Attorney dated April 30, 2018 and filed on May 1, 2018.

**By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Attorney-in-Fact, pursuant to Power of Attorney dated April 5, 2019 and filed on April 16, 2019.